Elizabeth Arden, Inc.
14100 N.W. 60th Avenue
Miami Lakes, Florida 33014

Re: Fiscal Year Ending January 31, 2004 Award of Restricted Stock

Dear Restricted Stock Award Recipient:

Elizabeth Arden, Inc. (the "Company") is pleased to make the following award to you as described below:

1.     Pursuant to the provisions of the Elizabeth Arden, Inc. 2000 Stock Incentive Plan, as the same may be amended, modified and supplemented (the "Plan"), the Committee (as defined in the Plan) hereby grants to you as of the grant date ("Grant Date") set forth in the Certificate (as defined below) related to this award, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of shares of common stock, par value $.01 per share, of the Company (the "Restricted Stock") set forth in the Certificate related to this award. The term "Certificate" means the Internet web page of the Company's Plan administrator that lists the details of this award or such other web page of the Company's Plan administrator pursuant to which you have been informed of this award and have been given the opportunity to accept or reject this award. The Certificate is incorporated herein by reference.

2.     It is understood and agreed that the award evidenced by this agreement (the "Agreement") is subject to the following terms and conditions:

(a)     You shall be entitled to exercise and enjoy all rights and entitlements of ownership of the Restricted Stock, including the right to vote such Restricted Stock on all matters which come before the shareholders of the Company and the right to receive dividends and other distributions thereon, except that, until the periods of restriction applicable to the Restricted Stock lapse (as provided in Section 2(b)) the following restrictions (the "Restrictions") shall apply: (i) you may not sell, transfer, assign, give, place in trust, or otherwise dispose of or pledge, grant a security interest in, or otherwise encumber the Restricted Stock and any such attempted disposition or encumbrance shall be void and unenforceable against the Company; (ii) dividends and other distributions on the Restricted Stock will be subject to the provisions set forth in Sections 2(e) and 5 hereof; and (iii) your shares of Restricted Stock will be subject to forfeiture pursuant to the provisions of Section 2(c) hereof.

(b)     Subject to the other provisions of this Section 2, the Restrictions applicable to one third (1/3) of the Restricted Stock will lapse on the date the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission (the "Vesting Date") after each of the Company's fiscal years ending June 30, 2005, 2006 and 2007 (the "Measurement Period") if the Company achieves a cumulative annual increase in diluted earnings per share as compared to the diluted earnings per share for the fiscal year ending January 31, 2004, excluding one-time or extraordinary events (as determined by the Committee) and after giving effect to any stock splits or other recapitalizations ("EPS"), of ten percent (10%) or more for each fiscal year in the Measurement Period. If the Restrictions on the Restricted Stock do not lapse on the applicable Vesting Date, those shares will be forfeited and returned to the Company, and all your rights, or the rights of your heirs in and to such Restricted Stock and stock dividends thereon will terminate, unless the Committee determines otherwise in its sole and absolute discretion.

By way of example only, if you were granted a Restricted Stock Award of 1,200 shares on the Award Date of March 10, 2004, EPS for the fiscal year ended January 31, 2004 was $1.00 per share and EPS for each fiscal year during the Measurement Period were as set forth below, then the Restrictions would lapse on the number of shares of Restricted Stock on the Vesting Dates as set forth below:

	Fiscal Year Ending

Measurement Period:	June 30, 2005	June 30, 2006	June 30, 2007

Vesting Dates*:	August 30, 2005	August 30, 2006	August 30, 2007	Total

Scenario A -- Minimum EPS Needed to Achieve Full Vesting

EPS*	$1.10	$1.21	$1.33
Shares Vested	400	400	400	1,200
Shares Forfeited	0	0	0	0

Total				1,200

Scenario B -- Partial Vesting

EPS*	$1.10	$1.15	$1.40
Shares Vested	400	0	400	800
Shares Forfeited	0	400	0	400

Total				1,200

*Dates and EPS shown are for illustration. Actual vesting dates are based on the date of filing the Company's Annual Report on Form 10-K with the Securities and Exchange Commission.

(c)     Subject to Section 2(d) hereof, upon termination of your employment with the Company and its subsidiaries for any reason whatsoever, with or without cause, voluntarily or involuntarily (other than by reason of the your death or permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code) all shares of Restricted Stock as to which the Restrictions have not then lapsed will be forfeited and returned to the Company, and all your rights, or the rights of your heirs in and to such shares and dividends thereon will terminate, unless the Committee determines otherwise in its sole and absolute discretion. Upon your death or permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code), the Restrictions shall lapse with respect to a number of shares of Restricted Stock equal to the product of (i) a fraction the numerator of which is the number of completed months elapsed after July 1, 2004 to the date of death or total disability, as the case may be, and the denominator of which is thirty six (36) and (ii) the number of shares of Restricted Stock set forth in the Certificate that have not been forfeited as provided for in Section 2(b) of this Agreement. As to any shares of Restricted Stock then remaining, all such shares of Restricted Stock shall be forfeited to the Company.

(d)     Notwithstanding the foregoing provisions of this Section 2, if there is a Change in Control (as defined in the Plan) of the Company, the Restrictions shall lapse with respect to all shares of Restricted Stock.

(e)     Cash dividends, if any, that are declared on each share of Restricted Stock prior to the lapse of the Restrictions applicable thereto in accordance with Section 2(b) hereof, will be paid in your name and will be delivered to you by the Company, as soon as practicable following the payment thereof. Stock dividends or other distributions, if any, that are declared on each share of Restricted Stock prior to the lapse of the Restrictions applicable thereto in accordance with Section 2(b) hereof, will be issued in your name but will be subject to the same restrictions as the Restricted Stock and will be held in custody by the Company until the Restrictions applicable to the Restricted Stock lapses (as provided in Section 2(b) hereof).

(f)     Subject to the provisions of Sections 3, 4 and 5 hereof, upon the lapse of the Restrictions in accordance with the terms of this Section 2, you shall become entitled to receive a stock certificate evidencing such shares or have shares delivered electronically to your broker, and the Restrictions applicable to those shares of Restricted Stock shall become null and void and cease to exist with respect to such shares.

3.     The issuance or delivery of any shares of Restricted Stock as to which the Restrictions have lapsed may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of any national securities exchange or the NASDAQ National Market System, and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to deliver any such shares of Restricted Stock to you if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or the NASDAQ National Market System, or you shall not yet have complied fully with the provisions of Section 5 hereof.

4.     You hereby represent that the Restricted Stock awarded pursuant to this Agreement is being acquired for investment and not for sale or with a view to distribution thereof. You acknowledge and agree that any sale or distribution of shares of Restricted Stock as to which the Restrictions have lapsed may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which registration statement has become effective and is current with regard to the shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution. You hereby consent to such action as the Committee or the Company deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Agreement, including but not limited to placing restrictive legends on certificates evidencing shares of Restricted Stock (whether or not the Restrictions applicable thereto have lapsed) and delivering stop transfer instructions to the Company's stock transfer agent.

5.     No later than the date as of which an amount first becomes includible in your gross income for federal income tax purposes with respect to any shares of Restricted Stock, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld by the Company with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by you with this paragraph, and the Company shall, unless provision for payment of tax withholding is otherwise made or directed by you and to the extent permitted by law, have the right to deduct any such taxes from any other sums due or to become due from the Company, including from the proceeds from the sale of the shares of Common Stock required to satisfy the withholding requirement. Notwithstanding anything to the contrary contained herein, you shall be responsible for the payment of all taxes required to be paid in connection with the issuance or lapse of the Restrictions.

6.     This Agreement does not confer upon you any right to continued employment by the Company or any of its subsidiaries or affiliated companies, nor shall it interfere in any way with our right to terminate your employment at any time for any reason or no reason.

7.     The Plan and this Agreement will be construed by and administered under the supervision of the Committee, and all determinations of the Committee will be final and binding on you.

8.     Nothing in the Plan or this Agreement will restrict or limit in any way the right of the Board of Directors of the Company to issue or sell stock of the Company (or securities convertible into stock of the Company) on such terms and conditions as it deems to be in the best interests of the Company, including, without limitation, stock and securities issued or sold in connection with mergers and acquisitions, stock issued or sold in connection with any stock option or similar plan, and stock issued or contributed to any qualified stock bonus or employee stock ownership plan.

9.     You hereby irrevocably appoint the Company and each of its officers, employees and agents as your true and lawful attorneys with power (i) to sign in your name and on your behalf stock certificates and stock powers covering some or all of the Restricted Stock and such other documents and instruments as the Committee deems necessary or desirable to carry out the terms of this Agreement and (ii) to take such other action as the Committee deems necessary or desirable to effectuate the terms of this Agreement. This power, being coupled with an interest, is irrevocable. You agree to execute such other stock powers and documents as may be reasonably requested from time to time by the Committee to effectuate the terms of this Agreement.

10.     You hereby agree to be bound by all of the terms and provisions of the Plan, a copy of which is available upon your request.

11.     Acceptance or rejection of this award in accordance with the procedures established from time to time by the Company's Plan administrator shall be deemed as your acceptance or rejection of the terms and conditions of this Agreement, as the case may be. Also, this Agreement may be executed in counterparts, in writing, each of which taken together shall constitute one and the same instrument.

12.     This Agreement, which constitutes the entire agreement of the parties with respect to the Restricted Stock, shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to principles of conflicts of law. In the event of any conflict between this Agreement, the Plan or the Certificate, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.